EXHIBIT 10.57

September 10, 2007

EMPLOYMENT AGREEMENT
BETWEEN:

GRAN TIERRA ENERGY INC., a Company governed by the laws of the Province of Alberta

(the "Company")

-and-

James Rozon, an individual ordinarily resident in the City of Calgary in the Province of Alberta

(the "Employee")

(collectively referred to as the "Parties")

ARTICLE 1
DUTIES AND RESPONSIBILITIES

1.1	Position

The Company confirms the appointment of the Employee to the position of Corporate Controller.  The Employee will undertake those duties and responsibilities set out in Schedule "A" to this Agreement as well as those duties reasonably assigned to the Employee by management of the Company ("Management"). The Employee will report to the Chief Financial Officer. The parties agree that the relationship between the Company and the Employee created by this Agreement is that of employer and employee.

1.2	Other Engagements

The Employee shall not engage in any other business, profession or occupation which would conflict with the performance of his duties and responsibilities under this Agreement, either directly or indirectly, including accepting appointments to the boards of other companies without the prior written consent of Management.

1.3	Travel

The Employee shall be employed at the Company's location in Calgary, Alberta. The Employee shall be available for such business related travel as may be required for the purposes of carrying out the Employee's duties and responsibilities. The Employee shall be entitled to business class tickets for travel that exceeds six hours. The Employee will be entitled to choose suitable accommodations when travelling on Company business.

ARTICLE 2
TERM OF EMPLOYMENT

This Agreement will commence as of the date hereof and will continue for an unspecified term, subject to Article 9.

ARTICLE 3
BASE SALARY

The Employee will be paid an annual salary in the amount of $165,000, subject to applicable statutory deductions (the "Base Salary"). The Employee's Base Salary will be payable in accordance with Company practices and procedures as they may exist from time to time.  Base Salary will be reviewed and may be increased on an annual basis by Management.

ARTICLE 4
BONUS

4.1	Bonus Eligibility

The Employee shall be eligible to receive an annual bonus payment in addition to Base Salary and other compensation for each year of the Employee's employment after 2007 (the "Bonus") as determined by Management from time to time.

4.2	Bonus Payment

The Bonus, if any, shall be payable within sixty (60) days of the end of the fiscal year, and will be based upon the Employee's performance during the preceding year.

ARTICLE 5
BENEFITS

The Employee shall be entitled to participate in and to receive all rights and benefits under any life insurance, disability, medical, dental, health and accident plans maintained by the Company for its employees. The Company will continue to pay the Employee's Base Salary in the event the Employee becomes disabled until such time as the Employee begins to receive long-term disability insurance benefits.

ARTICLE 6
VACATION

The Employee will be entitled to five weeks vacation per year. Payment of all vacation pay will be at Base Salary. The Employee will arrange vacation time to suit the essential business needs of the Company. Unused vacation entitlement will be carried over into the following calendar year to a maximum entitlement of eight weeks in any one year. On leaving the employment of the Company for whatever reason, the Company will compensate the Employee for any accrued but unused vacation entitlement based upon the Employee's then current Base Salary.

ARTICLE 7
STOCK OPTIONS

The Company will provide the Employee with the right to participate in stock option plans and/or incentive award plans approved by the board of directors of the Company.

ARTICLE 8
PERQUISITES AND EXPENSES

The Company recognizes that the Employee will incur expenses in the performance of the Employee's duties. The Company shall reimburse the Employee for any reasonable out of pocket expenses incurred in the course of employment.

ARTICLE 9
TERMINATION OF EMPLOYMENT

9.1	Termination Without Notice

This Agreement and the Employee's employment with the Company may be terminated, without the Company being obligated to provide the Employee with advance notice of termination or pay in lieu of such notice, whether under contract, statute, common law or otherwise, in the following circumstances:

(a)	Voluntary Resignation

If the Employee voluntarily resigns, the Employee will give a minimum of thirty (30) days' advance written notice to the Company. The Employee will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the Employee's last day of active service with the Company. The Company may, at its discretion, waive in whole or in part such notice with payment in lieu to the Employee;

(b)	Cause

 In the event the Employee's employment is terminated for Cause, the Employee shall not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the date of termination of employment. For purposes of this Agreement "Cause" means any grounds at common law for which an employer is entitled to dismiss an employee.

9.2	Termination by the Company without Cause

The Company may terminate the Employee's employment without Cause at any time by providing ninety (90) days' advance written notice to the Employee or by making payment in lieu to the Employee.

9.3	Survival

The provisions of sections 10.1 and 10.2 of this Agreement shall survive the termination of this Agreement or the employment of the Employee with the Company and such provisions shall continue in full force and effect.

ARTICLE 10
NON-COMPETITION AND CONFIDENTIALITY

10.1	Non-Competition

The Employee recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement, he will be a key employee of the Company and will occupy a position of high fiduciary trust and confidence, pursuant to which he/she has developed and will develop and acquire wide experience and knowledge with respect to all aspects of the services and businesses carried on by the Company and its Member Companies and the manner in which such businesses are conducted. It is the expressed intent and agreement of the Employee and of the Company that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of the Company and its Member Companies and not in any manner detrimental to them. The Employee therefore agrees that so long as he/she is employed by the Company pursuant to this Agreement he shall not engage in any practice or business in competition with the business of the Company or any of its Member Companies.

10.2	Confidentiality

The Employee further recognizes and understands that in the performance of his/her employment duties and responsibilities as outlined in this Agreement, he will be a key employee of the Company and will become knowledgeable, aware and possessed of all confidential and proprietary information, know-how, data, strategic studies, techniques, knowledge and other confidential information of every kind or character relating to or connected with the business or corporate affairs and operations of the Company and its Member Companies and includes, without limitation, geophysical studies and data, market data, engineering information, shareholder data, client lists, compensation rates and methods and personnel information (collectively "Confidential Information") concerning the business of the Company and its Member Companies. The Employee therefore agrees that, except with the consent of Management, he/she will not disclose such Confidential Information to any unauthorized persons so long as he/she is employed by the Company pursuant to this Agreement and for a period of 36 months thereafter; provided that the foregoing shall not apply to any Confidential Information which is or becomes known to the public or to the competitors of the Company or its Member Companies other than by a breach of this Agreement.

10.3	Following Termination of Agreement

Subject to this provision and without otherwise restricting the fiduciary obligations imposed upon, or otherwise applicable to the Employee as a result of the Employee having been a key employee of the Company, the Employee shall not be prohibited from obtaining employment with or otherwise forming or participating in a business competitive to the business of the Company after termination of this Agreement and the Employee's employment with the Company.

ARTICLE 11
CHANGES TO AGREEMENT

Any modifications or amendments to this Agreement must be in writing and signed by all Parties or else they shall have no force and effect.

ARTICLE 12
ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Employee's heirs, executors, administrators and personal representatives.

ARTICLE 13
GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

ARTICLE 14
NOTICES

14.1	Notice to Employee

Any notice required or permitted to be given to the Employee shall be deemed to have been received if delivered personally to the Employee or sent by courier to the Employee's home address last known to the Company.

14.2	Notice to Company

Any notice required or permitted to be given to the Company shall be deemed to have been received if delivered personally to, sent by courier, or sent by facsimile to:

Gran Tierra Energy Inc.
300, 611-lOth Avenue S.W.
Calgary, Alberta, Canada, T2ROB2
Fax: (403) 537-7440

ARTICLE 15
CURRENCY

All dollar amounts set forth or referred to in this Agreement refer to Canadian currency.

ARTICLE 16
WITHHOLDING

All payments made by the Company to the Employee or for the benefit of the Employee shall be less applicable withholdings and deductions.

ARTICLE 17
INDEPENDENT LEGAL ADVICE

The Employee acknowledges that the Employee has been advised to obtain independent legal advice with respect to entering into this Agreement, that he has obtained such independent legal advice or has expressly deemed not to seek such advice, and that the Employee is entering into this Agreement with full knowledge of the contents hereof, of the Employee's own free will and with full capacity and authority to do so.

IN WITNESS OF WHICH the Parties have duly executed this Agreement this 10th day of
September, 2007.

GRAN TIERRA ENERGY INC.

	By:	/s/ Dana Coffield
Name: Dana Coffield
Title: President and CEO

SIGNED, SEALED & DELIVERED
In the presence of:

/s/ Martin Eden	/s/ James Rozon
Witness	James Rozon

SCHEDULE A

Duties & Responsibilities, Corporate Controller

Position Description:
●
Responsible for financial reporting both internal and external, budgeting & forecasting, taxation, disclosure controls & procedures and internal controls over financial reporting on a consolidated basis. The Corporate Controller will also supervise the corporate Accounting department.

Specific Responsibilities:
●	Promote the Company's high ethical standards
●	Ensure that the Company's disclosure controls & procedures and internal controls over financial reporting are properly designed and remain effective in operation
●	Provide necessary support to the CEO and the CFO in their certification requirements under the Sarbanes-Oxley Act
●	Ensure that Finance Policies and Procedures are properly documented and effectively implemented across the Company's operations
●	Carry out the appropriate accounting and disclosure research in compliance with US GAAP and securities rules and regulations
●	Prepare consolidated financial statements and notes thereto in accordance with US GAAP and prepare US/Canadian GAAP reconciliations for Canadian financial reporting purposes
●	Prepare monthly management reports with the appropriate financial analysis
●
Work with the Company's legal counsel to prepare the quarterly report on Form 10-Q and the annual report on Form 10-K and annual shareholder reports and the other documents required for filings with the securities commissions

●
Working with the CFO, ensure that the Board and the Executive Team are provided with timely, relevant and accurate financial and non-financial data to properly understand the results of operations and the financial condition of the Company

●	Work with the Manager of Business Development to prepare the Company's annual consolidated budget and the budget for Corporate Groups
●	Manage the Company's forecasting processes in conjunction with the Manager of Business Development
●	Ensure that the day to day finance operations of the Corporate Office and the Corporation as a whole run effectively and efficiently
●	Provide leadership to the Finance Departments of the Company's Business Units to ensure timely, relevant and accurate flow of financial information to the Corporate Office.
●	Liaise with the Company's Tax Advisors to ensure compliance with jurisdictional tax requirements, appropriate tax planning and proper tax calculation and disclosure
●
Liaise with the Company's Information Technology personnel to ensure that the financial systems remain reliable and efficient and deliver the required financial reports and documents with appropriate built in application controls

●	Ensure that the Company has proper authority guidelines across the Company reflecting the authority delegated from the Board to the CEO and from the CEO to his direct reports.
●	Provide necessary financial due diligence support to the Company regarding mergers and acquisitions

●	Liaise with the Company's independent auditors to ensure timely and efficient quarterly reviews and annual audits
●	Ensure the company's month end and quarterly closing schedules are met
●	Monitor the company's credit facilities for covenant compliance
●	Monitor the company's working capital requirements and capital expenditures. Prepare monthly cash flow forecasts
●	Once yearly, host a conference to educate and inform all top BU accounting staff on matters such as GAPP, SOX, disclosure controls, financial systems and accounting policy
●	Have oversight of the company's credit granting processes